Exhibit (m)(32)

MUTUAL FUND OPERATING AGREEMENT

This Operating Agreement (the “Agreement”) is made effective as of this 25th day of May, 2018, by and among GMO Series Trust (“Series Trust”), on behalf of each of the funds listed on Schedule A (each a “Fund”, collectively the “Funds”) and BNY Mellon, N.A. (“Custodian”), a national banking association, with regards to each of the funds listed on Schedule A attached hereto (the “Funds”) which may be amended by mutual agreement of the parties in writing.

WHEREAS, Custodian performs safekeeping, processing of securities and other assets, and record keeping and accounting relating to such securities and other assets for bank custody accountholders;

WHEREAS, the Funds are a series of an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and currently make shares available for public sale (“Shares”);

WHEREAS, Custodian desires to facilitate transactions in Shares on behalf of clients who have deposited assets with the Custodian (the “Clients”);

WHEREAS, Custodian or its affiliated designee(s) has arranged to perform certain operational and customer services related to the Custodian’s Client accounts (“Client Accounts”);

WHEREAS, the Clients are clients of the Custodian; and

WHEREAS, Custodian shall enter or has entered into a written agreement with Client’s investment advisor or other fiduciary (“Financial Intermediary”) seeking to trade in Shares for Clients and will receive representation from such Financial Intermediaries as to certain requirements related to the purchase and sale of the Shares of the Funds in their capacity as fiduciaries.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, Series Trust and Custodian agree as follows:

1.           Representations, Warranties and Covenants of Custodian.

Custodian represents, warrants and covenants that:

(a)          it is nationally chartered bank, duly chartered and validly existing in good standing under the laws of the United States and that the execution of the Agreement and performance of its duties hereunder have been duly authorized;

(b)          it shall comply with all applicable federal and state rules and regulations that are now or may become applicable to transactions contemplated in this Agreement;

(c)          it is regulated by the Office of the Comptroller of the Currency; it shall comply with all applicable rules and regulations thereunder; and it agrees to promptly notify the Funds in writing in the event such membership is suspended or terminated;

(d)          it is a “bank” as defined in section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(e)          it shall not, as principal, sell or purchase Shares at a price lower than the net asset value of the Fund (“NAV”) for the applicable trade date; and

(f)          It shall enter into a contractual relationship with each Financial Intermediary seeking to trade in Shares of the Funds on behalf of a Client and that the appropriate representations are made by that party in such agreement as to suitability and other such responsibilities of trading in the Funds, prior to authorizing any trades related to the Shares of the Funds; These representations shall include but not be limited to the following:

i) it is a corporation, partnership or other entity, duly organized and validly existing in good standing under the laws of the jurisdiction in which it was organized and that the execution of the Agreement and performance of its duties hereunder have been duly authorized;

ii) it shall comply with all applicable federal and state rules and regulations that are now or may become applicable to the transactions contemplated in this Agreement;

2.           Representations and Warranties of the Series Trust

The Series Trust on behalf of each Fund represents and warrants to Custodian that:

(a)          the Shares are duly registered with the U.S. Securities and Exchange Commission (“SEC”) pursuant to applicable laws;

(b)          there are no material misstatements or omissions to state a material fact in the Prospectus and/or Statement of Additional Information (collectively, the “Prospectus”) necessary in order to make the statements made therein not misleading.

(c)          it shall notify Custodian or its designated agent(s) of any stop order with respect to the offering of Shares and of any other action or circumstance that may prevent the lawful sale of Shares in any state or jurisdiction.

(d)          it shall supply Custodian or its affiliated designee(s), at its own expense, with sufficient copies of the prospectus, annual reports, interim reports, proxy solicitation materials, tax notices and any such other information and materials (collectively “Disclosure Documents”) upon the request of Custodian or its affiliated designee(s) and that it shall do so in a manner so that Custodian can comply with applicable laws and regulations regarding the timely delivery of such materials to Clients in accordance with Section 6(e) herein; and

(e)          Series Trust understands and agrees that Custodian relies on its agreements with Financial Intermediaries with respect to making certain that the Client has granted the power and authority to the Financial Intermediary to have transactions made on such Clients’ behalf and that the Financial Intermediary, not Custodian or its affiliated designees, are responsible for client suitability, sales practice or other such issues.

3.           Capacity to Act. Neither the Series Trust nor Custodian or its affiliated designee(s), shall have any authority to act as agent for the other except as specifically provided for in this Agreement. In receiving orders and effecting transactions for a Financial Intermediary in Shares pursuant to this Agreement, Custodian and/or its affiliated designee(s) shall facilitate the transaction processing of Shares. Except as specifically provided for herein, nothing shall cause Custodian or its affiliated designee(s) to become a partner, agent or employee of either the Series Trust or of the Funds. No party shall be under any liability to the other except for what is expressly assumed in this Agreement or pursuant to applicable law. Nothing contained herein shall be deemed to be a condition, stipulation or provision binding any persons acquiring Shares to waive compliance with any provision of the Securities Act of 1933 (the “1933 Act”), any SEC rules or regulations, or relieve the parties of any liability arising under the 1933 Act. Each party hereto acknowledges that this Agreement is not exclusive and that any party may enter into similar arrangements with other entities.

4.           Transaction Procedures.

(a)          The procedures relating to all orders shall be made in accordance with the procedures set forth in each Fund’s Prospectus, and to the extent consistent with the Prospectus, written instructions received by Custodian or its affiliated designee(s) from the Series Trust from time to time. Transactions transmitted by Custodian or its affiliated designee(s) shall only be transmitted for the purpose of filling Client orders already received for processing by Custodian or its affiliated designee(s) from a Financial Intermediary. Properly received Client orders shall be transmitted promptly.

(b)          Custodian and its affiliated designee(s) shall be permitted to receive and process orders for the purchase, exchange or redemption of Shares of the Funds on each business day that the New York Stock Exchange (“NYSE”) is open for business and that a Fund’s NAV is determined (“Business Day”). If Custodian or its affiliated designee receives an order for Shares prior to the close of the NYSE on that Business Day (“Close of Trading”), Custodian shall treat such order as having been received on that Business Day. If Custodian or its affiliated designee receives an order after Close of Trading, Custodian shall not treat such order as having been received on such Business Day.

(c)          Custodian and its affiliated designee(s) shall not be responsible for enforcing minimum and maximum transaction amounts as stated in the applicable Fund Prospectus. Custodian agrees that the Financial Intermediary is responsible for enforcing the Fund Prospectus requirements for minimum and maximum transaction amounts.

(d)          Custodian agrees not to repurchase shares from a Client at a price lower than the NAV for the applicable trade date. Custodian may charge the Financial Intermediary or its affiliated designee a fair service charge and, upon the request of the Financial Intermediary, may charge the account of the Client, provided Custodian discloses such charges in the trade advice for the applicable order. Custodian agrees that any service charges assessed on a Client transaction by the Financial Intermediary or its designee shall be in accordance with applicable law or regulation, and disclosed on the trade advice for the applicable transaction, provided Custodian knows of the charge and prints the applicable trade advice.

5.           Operational Procedures.

(a)          Settlement of Trades. If a transaction initiated through the National Securities Clearing Corporation’s (“NSCC”) Fund/SERV system (“Fund/SERV”) fails to be processed systematically then the applicable party, or its designated agent(s), will use its reasonable efforts to transmit the transaction by federal funds wire on the Business Day immediately following trade date (and in any event no later than the settlement date of the transaction), to an account designated by the counterparty, the proceeds of all redemption orders and the purchase price of all purchase orders; provided, however that redemption proceeds will be settled in accordance with the Prospectus. Custodian or its affiliated designee(s) may settle transactions by making payment of the full purchase price to the Fund’s transfer agent in accordance with the applicable Fund Prospectus. If such payment is not received by the end of the seventh business day following transmission of the Client’s order, the sale may be canceled forthwith, on immediate written notice to Custodian.

(b)          Fund Information. Series Trust shall provide Custodian all distribution announcement information (e.g., ex dates, record dates, payable dates, distribution rate per share, record date share balances, etc.) as soon as practicable after announced by a Fund.

(c)          NSCC Compliance. Each of the parties agree (i) to perform any and all duties, functions, procedures and responsibilities assigned to it by NSCC rules, procedures or other requirements relating to Fund/SERV (“NSCC Fund/SERV Rules”) and Networking (“NSCC Networking Rules”), as applicable, in a competent manner; (ii) to maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities; (iii) that any information provided to another party through Fund/SERV or Networking will be accurate, complete, and in the format prescribed by the NSCC; and (iv) to adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV or Networking and to limit the access to, and the inputting of data into, Fund/SERV or Networking to persons specifically authorized by the party.

6.           Recordkeeping Services. As requested by the Fund, Custodian or its affiliated designee(s) shall provide the following recordkeeping services for Sub-Accounts (as defined below):

(a)          Sub-Accounting. Custodian will maintain sub-accounts (each a “Sub-Account” and collectively the “Sub-Accounts”) for Shares held on behalf of Clients through one or more omnibus or master accounts in each Fund (individually an “Account” and collectively, the “Accounts”). Custodian or its affiliated designee(s) will reconcile the balances and transactions in the Accounts with the Sub-Accounts on each Business Day.

(b)          Processing purchase and redemption orders. Custodian or its affiliated designee(s) will receive and process any purchase, redemption or exchange orders in the Shares in individual transactions through the Accounts on each Business Day.

(c)          Providing Client trade advices and Sub-Account statements. Custodian or its affiliated designee(s) will prepare and deliver, to Clients, statements showing such Client’s Share activity in their Sub-Account in accordance with applicable law. Custodian or its affiliated designee(s) agrees to send trade advices for executed transactions to Clients upon request.

(d)         Processing distribution payments. Upon payment by the Funds of any distribution to Shareholders, Custodian or its affiliated designee(s) will process and pay to Clients their respective share of such distribution.

(e)          Forwarding shareholder communications. Custodian agrees to deliver, or cause to be delivered, to Clients that are Shareholders all such Disclosure Documents upon the written request of the Fund or their agent and Fund or Series Trust shall bear all costs associated with the delivery of such documents. Custodian agrees that it makes available as an option to its Financial Intermediaries the electronic delivery of Disclosure Documents and it is at the Financial Intermediaries discretion that it be made available to its Clients.

(f)          Tax Reporting. Custodian or its affiliated designee(s) shall provide to any Client that is a Shareholder, and shall file with the Internal Revenue Service, and any applicable state or local tax authority, all forms, reports, certificates or other documents required by law with respect to any distributions or transactions involving Shares held in any Sub-Account. Custodian, or an agent on its behalf, shall obtain the taxpayer identification number certification from Clients required under the Internal Revenue Code and shall withhold and pay to the Internal Revenue Service or other appropriate authority any backup withholding required from any of its clients.

(h)         Redemptions. Custodian agrees to accept orders for redemptions on each Business Day that it is open for business. Redemptions of Shares shall be made in accordance with the procedures set forth in each Fund’s Prospectus.

(i)          Establishing of Accounts. Custodian will establish, or cause to be established, Accounts in its name, or such other name as Custodian shall specify, in each Fund and class of Shares for which Custodian maintains any Sub-Accounts. The Fund or its designee will provide Custodian with the following for each Account:

(i)          the net asset value (“NAV”) per Share on each day for which an NAV is calculated in accordance with each Fund’s Prospectus;

(ii)         trade advices for all transactions in each Account on each day on which any Fund is open for trading;

(iii)        the amount and ex-date of any distributions declared on Shares held in the Account at least two (2) business days prior to such ex-date and, in the case of income Funds, the daily accrual factor (mil rate) for the Shares on each day such rate is applicable;

(iv)        such Fund level tax information reasonably necessary to permit Custodian or its affiliated designee(s) to prepare any tax reports required by Section 6(f).

7.          Purchase Discounts and Compensation.

Fees. For the performance of services described in this agreement (“Transaction Services”), Custodian shall receive the fees (the “Fees”) to be calculated and paid as provided in Schedule B attached hereto. Fees are solely for transaction services provided by Custodian and do not constitute payment in any manner for investment advisory, distribution or trustee services. Custodian shall receive the Fees from each Fund as set forth in Schedule B, and the sole responsibility for payment of such Fees shall be to Custodian. In the event that the Transaction Services are revised, the parties agree, in good faith, to negotiate a revision of Fees set forth in Schedule B

(c)         The Custodian acknowledges and agrees that payment of any fees contemplated by Section 7 herein may be paid by the Series Trust’s investment manager and not by the Series Trust and/or the Funds themselves.

8.           Repurchase. If any Shares sold to Clients through Custodian or its affiliated designee(s) under the terms of this Agreement are repurchased by the Fund or are tendered for redemption they will comply with the requirements as set forth in the Fund’s prospectus.

9.           Frequent Trading. As among the Client, the Funds and the Custodian or its designee, each shall have access to: (i) Client account numbers, (ii) a Financial Intermediary identifier, (iii) an investment professional identifier, and (iv) tax identification numbers on transactions and the amounts and dates of those transactions; transmitted by Custodian or its affiliated designee(s) to the Series Trust. Custodian shall abide by written instructions to block accounts from trading in Shares at the written request of the Series Trust, a Fund, or a Financial Intermediary in order to assist such party in preventing market timing.

10.         Expenses. Each of the parties hereto agrees that it will bear all expenses incurred by it in connection with its performance under this Agreement unless specifically provided for in this Agreement.

11.         Unauthorized Representations. No person is authorized to make any representations concerning Shares except those contained in the Prospectus or other printed information issued by each Fund as information supplemental to each Prospectus. Custodian agrees not to use other advertising or sales material relating to the Funds in connection with its function as custodian of the Funds unless approved by the Series Trust or Fund in advance of such use. Custodian and its affiliated designee(s) shall, however, be permitted to publish information including the Fund names, advising that the Funds are available for sale without obtaining prior approval. Neither party shall use the name of the other party in any manner without the other party’s prior written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

12.         Trade Advices. Custodian agrees to send or cause to be sent, trade advices for orders upon request. In the event Clients place orders directly with the Fund or any of its agents, trade advices will be sent to such Clients, as required, by the Fund’s transfer agent, and not sent by Custodian or its affiliated designee(s).

13.         Records. Custodian agrees to have all records maintained as required by applicable state and federal laws and regulations relating to transactions in Shares on behalf of Clients. Upon reasonable written request, Custodian agrees to make these records available to a Fund or its designee and to make one or more of Custodian’s or its affiliated designee’s employees available to respond to inquiries from a Fund.

14.         Blue Sky. Fund shall inform Custodian or its affiliated designee(s) electronically via Mutual Fund Profile II on a current and continuous basis as to the states and jurisdictions in which the Shares are registered for sale or are exempt from such registration and Custodian shall be entitled to rely on such information as current and accurate. Custodian has no responsibility to register the Shares for sale or make the Shares available for sale in any state or jurisdiction and is not responsible for the issuance, form, validity, enforceability or value of the fund shares. Custodian or its affiliated designee(s) shall advise the Fund, via a daily OmniSERV file transmission, as to the state or jurisdiction in which the Client resides and the Fund or its designee, not Custodian, shall be responsible for rejecting transactions originating in the states or jurisdictions in which the Shares are not qualified for sale.

15.         Anti-Money Laundering.

(a)          Each party to this Agreement acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants to the other that it is in compliance and will continue to comply with the AML Acts and applicable rules thereunder (the “AML Laws”), including FINRA Conduct Rule 3310, in all relevant respects.

(b)          Custodian represents and warrants to the Funds that it or its affiliated designee(s): (i) has written anti-money laundering procedures consistent with its role as a custodian, (ii) will cooperate with the Funds and provide information and reports to the Fund Company’s designated compliance officer, when reasonably requested in writing from time to time, (iii) will provide information and reports relating to its anti-money laundering program to federal examiners as may be requested, and (iv) will reasonably assure itself that the Financial Intermediary has acknowledged their responsibility to “know your client”; will cooperate with The Funds in the efforts to detect money laundering or terrorist funding; and have tools to abide by USA PATRIOT Act including: section 312 (private banking), section 313 (shell banks), section 319 (foreign bank ownership), section 326 (client identification and verification) and all other AML Laws or AML acts.

16.         Indemnification.

(a)          Custodian shall indemnify and hold harmless the Series Trust and their affiliates, officers, directors, agents, employees and controlling persons from and against any and all direct or indirect liabilities, losses or costs (including reasonable attorneys’ fees) (“Losses”) arising from, related to or otherwise connected with any material breach by Custodian of any provision of this Agreement.

(b)          The Series Trust shall indemnify and hold harmless Custodian and its affiliates, officers, directors, agents, employees and controlling persons from and against any and all Losses arising from, related to or otherwise connected with any material breach by the Fund of any provision of this Agreement.

(c)          The Series Trust agrees to indemnify and hold harmless Custodian and its affiliates from and against any and all Losses arising from, related to or otherwise connected with (i) any failure by the Fund to comply with applicable laws in connection with activities performed under this Agreement and (ii) any untrue statement of a material fact set forth in a Fund’s Prospectus or omission to state a material fact required to be stated therein to make the statements therein not misleading or any untrue statement of a material fact or omission to state a material fact in any supplemental sales material provided to Custodian or its affiliated designee(s) by the Fund (and used by Custodian on the terms and for the period specified by the Fund or stated in such material) and (iii) any inaccurate data provided via NSCC’s Mutual Fund Profile II.

(d)          The Series Trust understands and agrees that each Financial Intermediary, and not Custodian nor its affiliated designee(s), is responsible for determining the suitability of Shares and sales practice issues as related to an investment for a Client and Custodian, for itself and on behalf of its affiliated designee(s), disclaims any obligation to evaluate such suitability and sales practice issues. The Series Trust understands and agrees that neither the Custodian nor its affiliated designee(s) is responsible for determining the timely acceptance of order, to purchase and redeem Shares, for compliance with the Forward Pricing Rule and for transmission of such orders to Custodian in a timely manner. The Series Trust agrees to indemnify and hold harmless Custodian and its affiliated designee(s) from and against any and all Losses arising from, related to or otherwise connected with any alleged failure by Custodian or its affiliated designee(s) to comply with suitability and sales practice laws and regulations pertaining to the purchase by Clients of Shares through Custodian pursuant to this Agreement, or any alleged failure by Custodian to comply with the Forward Pricing Rule after having relied in good faith upon representations of a Financial Intermediary as to the timely acceptance of an order relating to shares transmitted to Custodian.

(e)          The Agreement of the parties in Paragraphs (a) through (d) of this Section 16 to indemnify each other is conditioned upon the party entitled to indemnification (the “Indemnified Party”) notifying the other party (the “Indemnifying Party”) promptly in writing after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party, unless failure to give such notice does not prejudice the Indemnifying Party. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved in writing by the Indemnified Party (which approval shall not be unreasonably withheld), and that the Indemnified Party may participate in such defense at its expense. The failure of the Indemnified Party to give notice as provided in this subparagraph (e) shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Paragraph. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the prior written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

(f)          No party to this Agreement shall be liable to any other party for consequential, special or indirect damages under any provision of this Agreement.

(g)         The provisions of this Section 16 shall survive the termination of this Agreement.

17.         Confidentiality.

(a)          The Funds understand and agree that names, addresses and other information concerning Clients are not the property of the Fund. Each party agrees to preserve the confidentiality of any and all materials and information furnished by any party in connection with this Agreement. The provisions of this Paragraph shall not apply to any information which is: (i) independently developed in a legal manner by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (ii) known to the receiving party prior to disclosure by the disclosing party; (iii) lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; or (iv) otherwise publicly available through no fault or breach by the receiving party.

(b)          In accordance with Regulation S-P, the parties hereto will not disclose any non-public personal information, as defined in Regulation S-P, regarding any Client; provided, however, that Series Trust and Custodian may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Series Trust or the Custodian or as such party may be compelled to do so by third party subpoena, regulatory inquiry or court order. Both parties agree to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information. The provisions of this section 17 shall survive the termination of this Agreement.

18.         Term, Termination, Assignment, and Amendment.

(a)          This Agreement shall become effective as of the date first indicated above when it is signed and when fully executed copies are in the possession of each of the parties.

(b)          Each party to this Agreement may terminate this Agreement for any reason by giving ninety (90) days’ written notice to the other parties. The parties hereto may terminate this Agreement in its entirety or with respect to any particular Fund, upon their mutual written agreement, as of a mutually agreeable termination date.

(c)          This Agreement shall terminate automatically with respect to any Fund if (i) either party hereto files a petition for bankruptcy, (ii) a trustee or receiver is appointed for either party hereto or its assets under federal bankruptcy laws, (iii) either party’s registration with the SEC or national bank charter, as applicable, is suspended or revoked, , (iv) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against Custodian. Either party may assign its interest in this Agreement to a third party provided that the non-assigning party has given prior written consent to the assignment in writing, which consent shall not be unreasonably withheld. Any attempted assignment in contravention hereof shall be null and void.

(d)          This Agreement may only be amended or modified by mutual agreement of the parties in writing, however, the parties may, consistent with Schedule A hereto, add Funds either through new offerings or acquisition without requiring sign-off by both parties. Subject only and exclusively to the foregoing, any and all amendments or modifications to this Agreement shall be effective only upon the execution of an amendment in writing by both parties.

(e)          This Agreement and each of its applicable addenda constitute the entire agreement and understanding between the parties relating to the subject matter hereunder and shall supersede and replace any and all prior oral agreements or understandings between the parties relating to such subject matter.

19.         Notices. Except as otherwise specifically provided for in this Agreement, any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below or to such other address as may be provided in writing:

Notice to Custodian shall be sent to:

BNY Mellon, N.A.

95 Christopher Columbus Drive

Attn; Mutual Funds Product Support Manager

Jersey City, NJ 07399

With a duplicate copy to the Office of the General Counsel at the same address.

Notice to each Fund shall be sent to :

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20.         Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon, enforceable against and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Waiver by a party of a breach of any provision of this Agreement does not constitute waiver of any subsequent breach of that or any other provision.

21.         Governing Law. This Agreement shall be construed in accordance with the laws (without regard, however, to conflicts of law principles) of the State of New York, provided that no provision shall be construed in a manner not consistent with the 1940 Act or any rule or regulation thereunder.

22.         Disputes. The parties hereto consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. Series Trust and the Fund each hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The parties hereto each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first written above.

BNY MELLON, N.A.

By:	/s/ Christopher Child
Name:	Christopher Child
Title:	Director

GMO SERIES TRUST*

By:	/s/ Megan Bunting
Name:	Megan Bunting
Title:	V.P. and Asst. Clerk

*GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

Schedule A

FUND	Share Class	CUSIP #	Ticker	12b-1 Fee	Admin Fee
GMO Benchmark Free Allocation Series Fund	PS	380131318	GBFPX	0	TBD
GMO Climate Change Fund	PS	380131144	GCHPX	0	TBD
GMO Emerging Markets Series Fund	PS	380131219	GECPX	0	TBD
GMO Global Asset Allocation Series Fund	PS	380131292	GLAPX	0	TBD
GMO Global Equity Allocation Series Fund	PS	380131276	GGAPX	0	TBD
GMO International Developed Equity Allocation Series Fund	PS	380131243		0	TBD
GMO International Equity Allocation Series Fund	PS	380131250	GEAPX	0	TBD
GMO Quality Series Fund	PS	380131268	GQPSX	0	TBD
GMO Resources Series Fund	PS	380132407	GREPX	0	TBD
GMO SGM Major Markets Series Fund	PS	380131284	GBPSX	0	TBD

Unless otherwise indicated in writing, all additions or deletions to the existing classes or family of funds, either through new offerings, mergers or acquisition, will automatically fall under the rules established by this Operating Agreement and will not require a signed amendment by both parties. Series Trust will notify Custodian of any aforementioned changes in writing.

Schedule B

For performance of transaction and custody services described in this Agreement with respect to the Funds, Series Trust shall pay or cause to be paid to Custodian, or its affiliated designee(s), recordkeeping fees calculated as follows:

(I)         Custodian, or its affiliated designee(s), shall provide to Series Trust an invoice on a quarterly basis which is to be paid no later than thirty (30) business days after the last business day of the following quarter, for recordkeeping fees (“Recordkeeping Fees”) at the rate of 0.12% for all assets invested in the Funds.

(II)        Series Trust shall have the right to conduct a review of Custodian’s books and records relating to any invoice upon reasonable written request to Custodian. Such books and records shall be made available to Series Trust for the purpose of conducting said review during reasonable business hours. If such review establishes that the actual fees owed to Custodian are materially different than the amount reflected on the invoice being audited, the parties agree to work together in good faith to identify the cause of the discrepancy and credit the appropriate party no later than ten (10) business days after the completion of such review.

(III)       Except as specifically provided for herein, all Recordkeeping Services will be performed at Custodian’s expense, provided that Custodian shall not have to pay the cost of producing or distributing Disclosure Documents.

Schedule C – Billing Information

Please provide billing contact information.

Name: Accounts Payable

Title: N/A

Firm: Grantham, Mayo, Van Otterloo & Co.

Address: 40 Rowes Wharf, Boston, MA 02110

Phone: 617-880-8906

Email: accountspayable@gmo.com

Schedule D - Shareholder Information Agreement

(Under Rule 22c-2(a) (2) of the Investment Company Act of 1940)

This Agreement is by and between Fund Name (“Series Trust”), BNY Mellon, N.A. (“Custodian”), and all future affiliates as parties to this Bank Custody Operating Agreement (the “Agreement”).

Shareholder Information

1.          Agreement to Provide Information. Custodian agrees that it or its designee(s) shall provide the Fund, upon written request, the taxpayer identification number (or, in the case of non-U.S. Shareholders, if the taxpayer identification number is unavailable, the international taxpayer identification number or other government-issued identifier) (collectively, “TIN”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Custodian during the period covered by the request.

1.1	Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The request may not include information for transactions executed more than 36 months prior to the date of the request. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

1.2	Form and Timing of Response. Custodian agrees that it or its designee(s) shall transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than 10 business days, after receipt of a request. If the requested information is not on the Custodian’s books and records, Custodian agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1.1 is itself a financial intermediary and, upon further request of the Fund Agent or its designee, to use reasonable efforts to promptly: (i) provide or arrange to provide to the fund the requested information from shareholders who hold an account with an indirect intermediary; or (ii) block further purchases of Fund Shares, at the request of the Fund, from such indirect intermediary in nominee name on behalf of other persons. In such instance, Custodian agrees to perform (i) and/or (ii) as per the Fund’s instructions. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

1.3	Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Custodian.

2.          Agreement to Restrict Trading. Custodian agrees that it or its designee(s) shall execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Custodian’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Without limiting Custodian’s obligation to execute written instructions from the Fund to restrict trading as set forth in this section, Custodian reserves the right to block additional purchases of Fund Shares from such Shareholder at their discretion.

2.1	Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2	Timing of Response. Custodian agrees that it or its designee(s) shall execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Custodian or its designee(s).

2.3	Trade Advice by Custodian. Custodian must provide written trade advice to the Fund that instructions have been executed. Custodian agrees to provide trade advice as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3.           Definitions. For purposes of this paragraph:

3.1	The term “Fund” includes the fund’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.*

3.2	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Custodian.

3.3	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Custodian in nominee name.

3.4	The term “written” includes electronic writings and facsimile transmissions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

BNY MELLON, N.A.

By:	/s/ Christopher Child
Name:	Christopher Child
Title:	Director
Date:	5/24/2018

GMO SERIES TRUST*

By:	/s/ Megan M. Bunting
Name:	Megan M. Bunting
Title:	V.P. and Asst. Clerk
Date:	5/30/2018

* As defined in SEC Rule 22c-2(b), the term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

Schedule E—Recordkeeping Services Operational Guidelines

(a)          Custodian will receive instructions for the Sub-Accounts from its Financial Intermediary prior to the Close of Trading on each Business Day. Custodian will, upon its acceptance of any such instructions, communicate such acceptance to the Sub-Accounts.

(b)         Custodian or its designee will communicate to Series Trust, or its designee, by means of electronic transmission or other mutually acceptable means, a report of the trading activity of each Account in any of the Funds for the most recent Business Day. To the extent that each of the parties is a member of, and/or has access to, the National Securities Clearing Corporation’s (“NSCC”) systems and services, including Fund/SERV and Networking, the parties agree to utilize such services for all transactions contemplated hereunder and agree that all such dealings and transactions shall be processed in accordance with, and governed by, the NSCC’s Rules and Procedures (as the same may be amended from time to time) and the Networking Agreement executed by each such party. In the event of the unavailability of the NSCC at any time, the following procedures will apply:

(i)          Series Trust shall use its best efforts to provide information to Custodian by means of electronic transmission or other mutually acceptable means by 7:00 p.m. Eastern Time on each Business Day.

(ii)         Custodian or its designee will communicate to Series Trust, by means of electronic transmission or other mutually acceptable means, a report of the trading activity of each Account in any of the Funds for the most recent Business Day (“Trade Date”) by 8:00 a.m. Eastern Time on the Business Day following the Trade Date (“Settlement Date”).

(iii)        In the event there is a non-NSCC purchase for an Account in any Fund, Custodian or its designee will exercise its best efforts to direct wire payment in the dollar amount of the net purchase to be received by Series Trust by the close of the Federal Reserve Wire Transfer System on the Settlement Date.

(iv)        In the event there is a non-NSCC redemption by an Account in any Fund, Series Trust will wire the redemption proceeds to the Account's custodial account, or to the designated depository for an Account, specified by Custodian or its designee

(v)         If the dollar amount of the redemption proceeds wired by Series Trust exceeds the amount that should have been transmitted, Custodian will use its best efforts to have such excess amount returned to Series Trust as soon as possible.

(c)          All wire payments referenced in this Agreement shall be transmitted via the Federal Reserve Wire Transfer System. Notwithstanding any other provision of this Addendum, in the event that the Federal Reserve Wire Transfer System is closed on any Business Day, the monetary transfer duties of Series Trust, Custodian, and their designees under these Operational Guidelines shall be suspended, and shall resume on the next Business Day that the Federal Reserve Wire Transfer System is open as if such period of suspension had not occurred.

(d)          In the event (1) a Fund is required (under the then prevailing pricing error guidelines of the Fund) to recalculate purchases and redemptions of Shares held in an Account due to an error in calculating the net asset value of such class of Shares (a “NAV Error”) or (2) there is a dividend rate error with respect to any Fund held in an Account (a “Rate Error”; Rate Error and NAV Error individually and collectively shall be referred to as a “Pricing Error”):

(i)          Series Trust shall promptly notify Custodian or its designee in writing of the Pricing Error, which written notice shall identify the class of Shares, the Business Day(s) on which the Pricing Error(s) occurred and the corrected net asset value of the Shares on each Business Day.

(ii)         Upon such notification, Custodian or its designee shall promptly determine, for all Sub-Accounts which purchased or redeemed Shares on each Business Day on which a Pricing Error occurred, the correct number of Shares purchased or redeemed for the Sub-account. Following such determination, Custodian or its designee shall notify Series Trust of the net changes in transactions for the relevant Account and Series Trust shall adjust the Account accordingly.

(iii)        If, after taking into account the adjustments required by subparagraph (d)(ii), Custodian or its designee determines that some Sub-Account clients were still entitled to additional redemption proceeds (a “Redemption Shortfall”), it or its designee shall notify Series Trust of the aggregate amount of the Redemption Shortfalls and provide supporting documentation for such amount. Upon receipt of such documentation, Series Trust will cause the relevant Fund to remit to Custodian additional redemption proceeds in the amount of such Redemption Shortfalls and Custodian will apply such funds to payment of the Redemption Shortfalls.

(iv)        If, after taking into account the adjustments required by subparagraph (d)(ii), Custodian or its designee determines that a Sub-Account client still received excess redemption proceeds (a “Redemption Overage”), Custodian shall use its best efforts to collect the balance of such Redemption Overage from such Sub-Account client. In no event, however, shall Custodian be liable to Series Trust or any Fund for any Redemption Overage. Nothing in this subparagraph (d) shall be deemed to limit the right of any Fund to recover any Redemption Overage directly or to be indemnified by any party for losses arising from a Pricing Error.

(e)          CDSC.

(i)          Within fifteen (15) Business Days after the end of each month, Custodian will electronically send, or cause to be sent, to Series Trust, any CDSC reports requested in writing. Information provided in each report will be as of the last day of each month. Custodian or its designee shall send such additional information to Series Trust regarding CDSCs as Series Trust may request from time to time.

(ii)         Within fifteen (15) Business Days after the end of each month, Custodian or its designee will wire transfer pursuant to written instructions received from Series Trust, the CDSCs collected on all classes of Shares.

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